Exhibit 4.2

CANAAN INC.

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is entered into as of [               ] by and between Canaan Inc., a Cayman Islands company (the “Company”) and the undersigned, a [director/officer] of the Company (“Indemnitee”).

RECITALS

1.Considering that the INDEMNITY section of the Company’s memorandum and articles of association, as now or hereinafter in effect (the “Articles of Association”) has provided for the exemption and compensation of losses or liabilities incurred by the Indemnitee for specific work activities, this agreement is a supplement to and in furtherance of the INDEMNITY section of the Articles of Association and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

2.The Company is willing to indemnify Indemnitee to the extent permitted by applicable law, and Indemnitee is willing to serve and continue to serve the Company on the condition that he be so indemnified.

AGREEMENT

In consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

I.	Definitions

The following terms shall have the meanings defined below:

Disinterested Director means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

Expenses shall include damages, judgments, fines, penalties, settlements and costs, attorneys’ fees and disbursements and costs of attachment or similar bond, investigations, liabilities, losses, taxes, any expenses paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding, and any taxes, interests, assessments or other charges imposed as a result of the actual or deemed receipt of any payments under this Agreement; provided that if the Indemnitee provides his or her primary professional services based on an hourly fee rate (the “Hourly Rate”), the Expenses shall also include the product of the amount of time he or she shall spend for any Proceeding and the effective Hourly Rate.

Indemnifiable Event means any event or occurrence that takes place either before or after the execution of this Agreement, related to the fact that Indemnitee is or was a director or an officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity, including services with respect to employee benefit plans, or was a director or officer of an entity that was a predecessor of the Company or another entity at the request of such predecessor entity, or related to anything done or not done by Indemnitee in any such capacity.

Independent Counsel means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

Participant means a person who is a party to, or witness or participant (including on appeal) in, a Proceeding.

Proceeding means any threatened, pending, or completed action, suit or proceeding, or any inquiry, hearing or investigation, whether civil, criminal, administrative, investigative or other, including any appeal thereof, in which Indemnitee may be or may have been involved as a party or otherwise by reason of an Indemnifiable Event, including, without limitation, any threatened, pending, or completed action, suit or proceeding by or in the right of the Company.

Reviewing Party means (i) the Board by a majority vote of a quorum consisting of Disinterested Directors, or (ii) if a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, said Disinterested Directors so direct, Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee.

II.	Agreement To Indemnify

1.General Agreement. In the event Indemnitee was, is, or becomes a Participant in, or is threatened to be made a Participant in, a Proceeding, the Company shall, subject to the terms and conditions of this Agreement, indemnify the Indemnitee from and against any and all Expenses which Indemnitee incurs or becomes obligated to incur in connection with such Proceeding, to the extent permitted by applicable law.

2.Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of Expenses, but not for the total amount of Expenses, the Company shall indemnify the Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

3.Scope of Indemnification. The Indemnitee shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful or intentional default, fraud or gross negligence in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

4.Exclusions. Despite any provision to the contrary in this Agreement, the Indemnitee shall not be entitled to compensation under this Agreement if:

a)to the extent that payment is actually made to Indemnitee under a valid, enforceable and collectible insurance policy;

b)to the extent that Indemnitee is indemnified and actually paid other than pursuant to this Agreement;

c)in connection with any Proceeding initiated by Indemnitee against the Company, any director or officer of the Company or any other party, and not by way of defense, unless (i) the Company has joined in or consented to the initiation of such Proceeding; or (ii) the Proceeding is one to enforce indemnification rights under this Agreement or any applicable law;

d)brought about by the dishonesty, wilful or intentional default, fraud, intentional or gross negligence of the Indemnitee seeking payment hereunder;

e)for any judgment, fine or penalty which the Company is prohibited by applicable law from paying as indemnity;

f)arising out of Indemnitee’s personal tax matter; or

g)arising out of Indemnitee’s breach of an employment agreement with the Company (if any) or any other agreement with the Company or any of its subsidiaries.

5.No Employment Rights. Nothing in this Agreement is intended to create in Indemnitee any right to continued employment with the Company.

III.	Indemnification Process

1.Notice and Cooperation By Indemnitee. Indemnitee shall give the Company notice in writing within 20 working days after becoming aware of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement. In addition, Indemnitee shall give the Company such information and cooperation as the Company may reasonably request. Notice to the Company shall be given in accordance with Section V.7 below. In addition, Indemnitee shall give the Company such information and cooperation as the Company may reasonably request.

2.Indemnification Payment.

a)Advancement of Expenses. Indemnitee may submit a written request with reasonable particulars to the Company requesting that the Company advance to Indemnitee all Expenses that may be reasonably incurred in advance by Indemnitee in connection with a Proceeding. The Company shall, within ten (10) business days of receiving such written request by Indemnitee, advance all requested Expenses to Indemnitee. Any excess of the advanced Expenses over the actual Expenses will be repaid to the Company.

b)Reimbursement of Expenses. To the extent Indemnitee has not requested any advanced payment of Expenses from the Company, Indemnitee shall be entitled to receive reimbursement for the Expenses incurred in connection with a Proceeding from the Company as soon as practicable after Indemnitee makes a written request to the Company for reimbursement and obtaining approval from the Company.

c)Reviewing and Reimbursement. When and to the extent that the Company determines that Indemnitee would not be permitted to be so indemnified under applicable law or the Company’s Articles of Association, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid right away. The Indemnitee’s obligation to reimburse the Company for any advanced Expenses shall be unsecured and no interest shall be charged thereon.

3.Assumption of Defense. In the event the Company is obligated under this Agreement to advance or bear any Expenses for any Proceeding against Indemnitee, the Company shall be entitled to choose the counsel of the defense of such Proceeding upon delivery to Indemnitee of written notice of its election to do so.

4.Defense to Indemnification, Burden of Proof and Presumptions. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement that it is not permissible under this Agreement or applicable law for the Company to indemnify the Indemnitee for the amount claimed. In connection with any such action or any determination by the Company or otherwise as to whether Indemnitee is entitled to be indemnified under this Agreement, the burden of proving such a defense or determination shall be on the Indemnitee.

5.No Settlement Without Consent. The Indemnitee shall not settle any Proceeding in any manner that would impose any damage, loss, penalty or limitation on the Company without the other party’s written consent. The Indemnitee shall not unreasonably withhold its consent to any proposed settlement.

6.Company Participation. The Company shall not be liable to indemnify the Indemnitee under this Agreement with regard to any judicial action if the Company was not given a reasonable and timely opportunity to participate in the defense, conduct and/or settlement of such action.

IV.	Federal Preemption

1.Federal Preemption. Notwithstanding the foregoing, both the Company and Indemnitee acknowledge that in certain instances, U.S. federal law or public policy may override applicable law and prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. Such instances include, but are not limited to, the U.S. Securities and Exchange Commission’s prohibition on indemnification for liabilities arising under certain U.S. federal securities laws. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the U.S. Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

V.	Miscellaneous

1.Amendment of this Agreement. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall operate as a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided in this Agreement, no failure to exercise or any delay in exercising any right or remedy shall constitute a waiver.

2.Subrogation. In the event of payment to Indemnitee by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company to bring suit to enforce such rights.

3.Assignment; Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party; except that the Company may, without such consent, assign all such rights and obligations to a successor in interest to the Company which assumes all obligations of the Company under this Agreement in a written agreement in form and substance satisfactory to Indemnitee. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the parties hereto and the Company’s successors (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company) and assigns, as well as Indemnitee’s spouses, heirs, and personal and legal representatives.

4.Severability and Construction. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to a court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. In addition, if any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by applicable law. The parties hereto acknowledge that they each have opportunities to have their respective counsels review this Agreement. Accordingly, this Agreement shall be deemed to be the product of both of the parties hereto, and no ambiguity shall be construed in favor of or against either of the parties hereto.

5.Counterparts. This Agreement may be executed in two (2) counterparts, both of which taken together shall constitute one instrument.

6.Governing Law. This agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, U.S.A., without giving effect to conflicts of law provisions thereof.

7.Notices. All notices, demands, and other communications required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, on the date of delivery, or mailed, on the third business day after mailing, postage prepaid, certified or registered mail, return receipt requested, and addressed to the Company at:

Canaan Inc.

[Name]

[Address]

[Address]

[Address]

and to Indemnitee at:

[Name]

[Address]

[Address]

[Address]

Notice of change of address shall be effective only when done in accordance with this Section.

8.Certain Relationships. The obligations and rights created under this Agreement shall not be affected by any amendment to the Company’s Articles of Association or any other agreement or instrument to which Indemnitee is not a party, and shall not diminish any other rights which Indemnitee now or in the future has against the Company or any other person or entity.

9.Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first written above.

CANAAN INC.

Name:
Title:

[INDEMNITEE]

Name: